Exhibit 3.1

                                     FORM OF

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                   TOO, INC.

                                    * * * *

         Too, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby amend the Certificate of Incorporation of the Corporation, which was originally filed with the Secretary of State of the State of Delaware on August 21, 1991, under the name Limited Too, Inc. The name of the corporation is currently Limited Too, Inc. and is being changed to Too, Inc. pursuant to this instrument.

         FIRST:  The name of the Corporation is: Too, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

         FOURTH:

         SECTION 1. Capital Stock. (a) The total number of shares of stock which the Corporation shall have authority to issue is 150,000,000, consisting of 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Common Stock of the Corporation shall be all of one class. The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors.

          (b) The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Common Stock and the Preferred Stock, to determine the number of shares of each class and to fix for the Common Stock and for any series of Preferred Stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions



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thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of such series and as may be permitted by Delaware Law.

          (c) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of Delaware Law.

         SECTION 2. Common Stock. (a) Issuance and Considerations. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

          (b) Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

          (c) Powers, Preferences, Etc. The following is a statement of the powers, preferences, and relative participating, optional and other special rights and qualifications, limitations and restrictions of the Common Stock of the Corporation:

               (i) Subject to the rights of the holders of the Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

              (ii) (A) At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this ARTICLE FOURTH, the holders of Common Stock shall vote as a single class, subject to any


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         voting rights which may be granted to the holders of Preferred Stock, on all matters submitted to a vote of the holders of Common Stock.

               (B) Every reference in this Amended and Restated Certificate of Incorporation to a majority or other proportion of shares of Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock are entitled.

             (iii) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For the purposes of this paragraph (c)(iii), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (d) Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation each share of common stock of the Corporation, par value $1.00 per share, that is issued and outstanding immediately prior to such effectiveness, shall be changed into and reclassified as [_______] shares of Common Stock.

         SECTION 3. Series and Limits of Variations between Series of Preferred Stock. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this ARTICLE FOURTH applicable to all series of Preferred Stock), including, but not limited to, the following:


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               (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

              (ii) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

             (iii) whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

              (iv) whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

               (v) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (vi) whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

             (vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (viii) any other relative rights, preferences and limitations of such series.

         SECTION 4. No Preemptive Rights. Except as otherwise set forth above in this ARTICLE FOURTH, no holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to purchase or subscribe for shares of any class of stock now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to


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which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares of the Corporation.

         FIFTH:

         SECTION 1. Amendment of Bylaws by Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

         SECTION 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon. Any amendment to the Certificate of Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of not less than 75 percent of the outstanding shares entitled to vote thereon.

         SIXTH:

         SECTION 1. Management of the Corporation. Except as otherwise provided in ARTICLE TWELFTH, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Officers of the Corporation shall be elected by, or in the manner approved by, the Board of Directors.

         SECTION 2. Number of Directors. The Board of Directors shall consist of not less than four nor more than nine directors, with the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

         SECTION 3. Classified Board. Effective immediately upon the issuance of more than 1,000 shares of Common Stock of the Corporation, the Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes, Class A, Class B, and Class C. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class A and if the fraction is two-thirds, one of the extra directors shall be a member of Class A and the other shall be a member of Class B. Each director shall serve for a term ending on the date of the third annual meeting


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following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1999, the directors first elected to Class B shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1999, and the directors first elected to Class C shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1999. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this ARTICLE SIXTH immediately prior to such change, the following rules shall govern:

          (a) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his current term, or his prior death, resignation or removal;

          (b) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

          (c) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula;

          (d) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

          (e) in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by


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the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this ARTICLE SIXTH, as it applies to the number of directors authorized immediately following such increase; and

          (f) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula.

         Notwithstanding any of the foregoing provisions of this ARTICLE SIXTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

         SECTION 4. Voting; Quorum. Subject to ARTICLE TWELFTH, each member of the Board of Directors shall have one vote on all matters presented to the Board of Directors, and a majority of the total number of directors at any time shall constitute a quorum for the transaction of business at that time. Subject to ARTICLE TWELFTH, the Board of Directors may act by the unanimous written consent of the directors.

         SECTION 5. Election by Holders of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class, pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.


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         SECTION 6.  Ballots.  Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

         SECTION 7. Elimination of Certain Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         SEVENTH: After the issuance of more than 1,000 shares of Common Stock of the Corporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders.

         EIGHTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (1) make a tender or exchange offer for any equity security of the Corporation, (2) merge or consolidate the Corporation with another corporation, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

         NINTH: Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of not less than 75 percent of the outstanding shares of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders' meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

         TENTH:

         SECTION 1. Amendment of Certain Articles. The provisions set forth in this ARTICLE TENTH and in ARTICLE FIFTH, Sections 2, 3 and 7 of ARTICLE SIXTH, and ARTICLES SEVENTH, EIGHTH, NINTH, ELEVENTH AND TWELFTH may not be amended, altered, changed, or repealed in any respect unless such amendment, alteration, change or repealing is approved by the


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affirmative vote of not less than 75 percent of the outstanding shares of the
Corporation entitled to vote thereon.

         SECTION 2. Amendments Generally. Subject to the provisions of Section 1 of this ARTICLE TENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         ELEVENTH:

         SECTION 1. Vote Required for Certain Business Combinations. The affirmative vote of not less than 75 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than the "Interested Person" (as hereinafter defined) seeking to effect a "Business Combination" (as hereinafter defined) shall be required for the approval or authorization of any Business Combination with any Interested Person; provided that the provisions of this ARTICLE ELEVENTH shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior or subsequent to the acquisition of Beneficial Ownership of the Voting Stock that caused the Interested Person to become an Interested Person) of the Article 11 Continuing Directors (as hereinafter defined).

         SECTION 2. Definitions. Certain words and terms as used in this ARTICLE ELEVENTH shall have the meanings given to them by the definitions and descriptions in this Section.

          (a) Business Combination. The term "Business Combination" shall mean: (i) any merger or consolidation of the Corporation or a subsidiary of the corporation with or into an Interested Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (iii) any merger or consolidation of an Interested Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (v) the issuance or transfer by the Corporation or any subsidiary of the Corporation of any securities of the



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Corporation or a subsidiary of the Corporation to an Interested Person, (vi)
any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the voting power of any Interested Person with respect to Voting Stock of the Corporation, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          (b) Interested Person. The term "Interested Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this ARTICLE ELEVENTH by the stockholders of the Corporation), "Beneficially Owns" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this ARTICLE ELEVENTH by the stockholders of the Corporation) in the aggregate five percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limiting the generality of the foregoing, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof.

          (c) Voting Stock. The term "Voting Stock" shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

          (d) Substantial Part. The term "Substantial Part" shall mean more than 20 percent of the fair market value, as determined by two-thirds of the
Article 11 Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

          (e) Article 11 Continuing Director. For purposes of this ARTICLE ELEVENTH, the term "Article 11 Continuing Director" shall mean a Director


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who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person or a Director who was elected or appointed by a majority of the then-current Article 11 Continuing Directors to fill a vacancy after the date the Interested Person became an Interested Person.

         TWELFTH.

         SECTION 1. Issuance of Rights. Without in any way limiting the authority of the Board of Directors under the Delaware Law (including without limitation Sections 141(a) and 157 thereof), the Board of Directors is expressly authorized to issue rights pursuant to Section 157 of the Delaware Law and, in that connection, to enter into any agreements necessary or convenient for such issuance. Any such agreement may include provisions limiting, in certain circumstances, the ability of future boards of directors of the Corporation to redeem the securities issued pursuant thereto or to amend or supplement such rights agreement unless there are Article 12 Continuing Directors (as defined below) then in office and such redemption, amendment or supplement shall have been approved by a majority vote of the
Article 12 Continuing Directors then in office at a meeting at which the
Article 12 Continuing Directors then in office are present.

         SECTION 2. Definition. For purposes of this ARTICLE TWELFTH, the term "Article 12 Continuing Directors" shall mean those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such rights agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Article 12 Continuing Directors then in office at a meeting at which the
Article 12 Continuing Directors then in office are present.

         SECTION 3. Article 12 Continuing Directors' Powers. Pursuant to
Section 141(a) of the Delaware Law, the Article 12 Continuing Directors shall have the sole power and authority to make all decisions and determinations provided for in any agreement entered into under Section 1 above.


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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation, having been duly adopted by the written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed this ____ day of ____ 1999.





                                              TOO, INC.

                                              By:_______________________________
                                                    Name:
                                                    Title: